Exhibit 99.1

                            Explanation of Responses


(1) This Form 4 is filed on behalf of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), Warburg Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons").

(2) This transaction reflects a pro rata distribution (the "Distribution") of 2,021,998 and 356,823 American Depositary Shares, each representing Ordinary Shares, par value Euro 0.11 per share (the "ADSs"), of Skillsoft Public Limited Company (the "Company") by WPV to its limited partners and to WPP LLC, respectively.

(3) Following the Distribution, WPV directly owns 9,821,163 ADSs and WPP LLC directly owns an additional 356,823 ADSs. WPP LLC, a direct subsidiary of WP, is the sole general partner of WPV. WP LLC manages WPV. Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WPV, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WPV and WPP LLC. Each of WPV, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all ADSs except to the extent of any pecuniary interest therein.